Exhibit 99.1

CNL GROWTH PROPERTIES, INC.

(F.K.A. Global Growth Trust, Inc., F.K.A. CNL Macquarie Global Growth Trust, Inc.)

Data as of October 18, 2017

CNL Growth Properties, Inc. (the “REIT”) is a non-traded real estate investment trust that invested in 18 properties, 17 of which were Class A multifamily development projects primarily located in the mid-Atlantic and Sun Belt regions of the United States. The REIT’s multifamily development properties were typically owned through a joint venture and co-invested with an affiliate of a national or regional multifamily developer. These investments were structured such that the REIT served as the managing member and owned a majority interest in the joint venture. In September 2015, the REIT engaged CBRE Capital Advisors, Inc. (“CBRE Cap”), a leading global investment banking and advisory firm, to assist in evaluating various strategic alternatives to provide liquidity to stockholders. On August 4, 2016, the REIT held its 2016 Annual Meeting of Stockholders. The stockholders voted on and approved a plan of liquidation and dissolution of the REIT, including the sale of all of the REIT’s assets and dissolution of the company. On September 29, 2017 the REIT, through its joint venture, completed the sale of its final property and on October 16, 2017, declared a final liquidating distribution to stockholders as of October 17, 2017 to be paid on or around October 24, 2017.

Status: Liquidated October 2017

Program Life:[1] April 2010 to October 2017	Amount Raised:[2] $208.3 million ($1.7 million Redeemed)

Offering Period:[3]	Total Cash Distributed:[4] $293.0 million

Initial Offering: October 2009, to April 2013 (POP: $10.00/share)

Follow-On Offering: August 2013, to April 2014 (POP:

$10.84/share until January 15, 2014, then $11.00/share)

Stockholder Distributions per Share Paid by Year4

All numbers are rounded down to the nearest $0.01 per share or 0.001 shares.

Year Invested*	POP at First Record Date of Year	Shares at YE 2014***	Special & Liquidating Cash Distributions Per Share[4]			Total Sum of Paid Special & Liquidating Cash Distributions[4]	Stock Distribution Adjusted Total Sum of Received Cash Distributions Per Original Share Purchased****
			2015	2016	2017
2010	$10.00	1.400 shares	$3.00	$4.65	$5.35	$13.00	$18.21
2011	$10.00	1.345 shares	$3.00	$4.65	$5.35	$13.00	$17.49
2012	$10.00	1.242 shares	$3.00	$4.65	$5.35	$13.00	$16.15
2013	$10.00**	1.141 shares	$3.00	$4.65	$5.35	$13.00	$14.84
2014**	$10.84**	1.054 shares	$3.00	$4.65	$5.35	$13.00	$13.71

Disclosures and footnotes provided below:

*	Assumes the modeled investor was a stockholder on or before first record date of each year. Does not reflect actual total distributions received if purchased after first record date of year.
**	Closed to new investors in April 2014. Public Offering Price (“POP”) was $10.00 per share until increased by the board to $10.84 effective July 12, 2013, in conjunction with the Follow-On Offering which commenced on August 19, 2013, and then increased to $11.00 per share by the board effective January 15, 2014, for the remainder of the Follow-On Offering.
***	Includes stock distributions of 0.02 shares per share paid and compounded quarterly during entire period distribution policy was in effect from July 1, 2010, to October 1, 2014, reflected in amounts above. Assumes the modeled investor was a shareholder on or before first record date of each year.
****	Calculated by multiplying share amount from Shares at YE 2014 by Total Sum of Paid Special & Liquidating Cash Distributions per share to obtain total cash paid based on original purchase of single share in period indicated. There were no regular quarterly cash distributions declared or paid.

Estimated NAV and Cash Distribution History4

NAV Per Share or (Distribution)	Effective	Description
$9.76	July 12, 2013	June 2013 NAV per Form 8-K filed July 12, 2013.
$9.90	Jan. 14, 2014	December 2013 NAV per Form 8-K filed January 15, 2014.
$10.63	Dec. 31, 2014	2014 NAV per Form 8-K filed January 20, 2015.
($1.30) $9.40	Feb. 24, 2015	Special Distribution per share of $1.30 paid February 24, 2015, and board revised estimated December 31, 2014, NAV per Form 8-K filed February 17, 2015.
($1.70) $7.70	Dec. 15, 2015	Special Distribution per share of $1.70 paid December 15, 2015, and board revised estimated December 31, 2014, NAV per Form 8-K filed December 14, 2015.
$8.65	Dec. 31, 2015	December 2015 NAV per Form 8-K filed January 21, 2016.
($2.35) $6.30	Aug. 30, 2016	Liquidating Distribution per share of $2.35 paid August 30, 2016, and board revised estimated December 31, 2015, NAV per Form 8-K filed August 25, 2016.
($2.30) $4.00	Dec. 8, 2016	Liquidating Distribution per share of $2.30 paid December 8, 2016, and board revised estimated December 31, 2015, NAV per Form 8-K filed December 6, 2016.
$5.01	Dec. 31, 2016	December 2016 NAV per Form 8-K filed January 27, 2017.
($5.35)	Oct. 24, 2017	Final Liquidating Distribution per share of $5.35 to be paid on or around October 24, 2017, per Form 8-K filed October 18, 2017.

Disclosures and Footnotes:

[1]	Program Life represents the REIT’s commencement of operations date through the date of the Liquidation Event.
[2]	Amount Raised is the aggregate dollar amount of gross proceeds raised, including amounts used to pay any upfront fees and sales load, and has not been reduced for redemptions. There were no shares issued pursuant to the Distribution Reinvestment Program.
[3]	The Offering Period represents the time during which the REIT accepted new investments. On October 20, 2009, the REIT commenced its initial public offering of up to $1.5 billion of shares of common stock (at a price of $10.00 per share, excluding certain discounts) (the “Initial Offering”). The Initial Offering closed on of April 7, 2013, and through such date, the REIT received aggregate subscription proceeds of approximately $94.2 million from the sale of approximately 9.45 million of its common shares. On August 19, 2013, the REIT commenced a follow-on offering of up to $200 million of shares of common stock (at a price of $10.84 per share through January 15, 2014 and $11.00 per share thereafter) (the “Follow-On Offering”). The Follow-On Offering closed on April 11, 2014, with the REIT having received aggregate proceeds of approximately $114.1 million from such offering. Certain purchases by stockholders were made at a discount to POP during both of the REIT’s offerings.
[4]	The REIT’s Distribution Policy was effective during the period of July 1, 2010, until terminated by the board effective October 1, 2014, per the Form 8-K filed September 16, 2014. Distributions were recorded daily from the period July 1, 2010, until September 30, 2012, at which point record dates changed to monthly on the first business day of each month beginning October 1, 2012, and thereafter. Regular stock distributions paid and compounded quarterly since inception.

Special & Liquidating Cash Distributions: See Estimated NAV and Cash Distribution History table above. All numbers are rounded down to the nearest $0.01 per share or 0.001 shares.

For complete details, read the REIT’s 10-K filings and other financial documents available on SEC.gov.

CNL Growth Properties, Inc.

450 South Orange Ave.

Orlando, Florida 32801-3336

(866) 650-0650

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